BAKER TILLY

formerly

HOLTZ RUBENSTEIN REMINICK

Baker Tilly Virchow Krause, LLP

One Penn Plaza- Suite 3000

New York, NY  10119

Tel  212-697-6900

June 5, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:      Cellceutix Corporation  CIK #000-52321

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of Cellceutix Corporation (the “Company”).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 5, 2013.   We agree with the Company’s statements concerning HRR and our firm in such Form 8-K.

Sincerely,

/S/BAKER TILLY VIRCHOW KRAUSE, LLP